     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 18, 2000



                                                      REGISTRATION NO. 333-36738

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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                         ALEXION PHARMACEUTICALS, INC.
             (Exact Name of Registrant as Specified in Its Charter)

                      DELAWARE                                             13-3648318
          (State or Other Jurisdiction of                       (I.R.S. Employer Identification
           Incorporation or Organization)                                   Number)

                           --------------------------

                                25 SCIENCE PARK
                              NEW HAVEN, CT 06511
                                 (203) 776-1790
         (Address, Including Zip Code, and Telephone Number, Including
            Area Code, of Registrant's Principal Executive Offices)

                         ------------------------------

                               LEONARD BELL, M.D.
                         ALEXION PHARMACEUTICALS, INC.
                                25 SCIENCE PARK
                              NEW HAVEN, CT 06511
                                 (203) 776-1790
           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                         ------------------------------

    Copies of all communications, including all communications sent to the agent for service, should be sent to:

                            MERRILL M. KRAINES, ESQ.
                           LAWRENCE A. SPECTOR, ESQ.
                          FULBRIGHT & JAWORSKI L.L.P.
                                666 FIFTH AVENUE
                            NEW YORK, NEW YORK 10103

                           --------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement. If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plan, please check the following box: / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. /X/

                           --------------------------


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


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                   SUBJECT TO COMPLETION, DATED JULY 18, 2000

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                   PROSPECTUS
                                 [ALEXION LOGO]
          $120,000,000 5 3/4% CONVERTIBLE SUBORDINATED NOTES DUE 2007
                      AND 1,127,555 SHARES OF COMMON STOCK
                     ISSUABLE UPON CONVERSION OF THE NOTES



    We issued the notes in a private placement in March 2000. This prospectus will be used by selling securityholders to resell their notes and the common stock issuable upon conversion of their notes.



    The notes are convertible prior to the maturity date at an initial conversion price of $106.425 per share, subject to adjustment in specified events. We will pay interest on the notes each March 15 and September 15. The first interest payment will be made on September 15, 2000. The notes will mature on March 15, 2007, unless they are converted into shares of common stock or we redeem them prior to that date.



    We may redeem some or all of the notes on or after March 20, 2003 at the redemption prices listed in this prospectus, plus accrued interest. In addition, the holders of the notes may require us to repurchase the notes upon a repurchase event in cash or, at our option, common stock, at 105% of the principal amount of the notes, plus accrued interest.



    We will not receive any proceeds from the sale by the selling securityholders of the notes or the common stock.



    Our common stock is listed on The Nasdaq National Market under the symbol "ALXN." On July 17, 2000, the reported last sale price of our common stock on The Nasdaq National Market was $79.75 per share.


    THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


             INVESTING IN THESE NOTES OR OUR COMMON STOCK INVOLVES
                             A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 5.



                                 July   , 2000

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS AND THE DOCUMENTS INCORPORATED BY REFERENCE. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF NOTES OR COMMON STOCK. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY CHANGE AFTER THAT DATE.

                            ------------------------

                               TABLE OF CONTENTS


                                          PAGE
                                        --------
Summary...............................      2
Alexion...............................      2
Recent Developments...................      3
Summary of the Notes..................      4
Risk Factors..........................      5
Special Note Regarding Forward-Looking
  Statements..........................     14
Use of Proceeds.......................     15
Selling Securityholders...............     16



                                          PAGE
                                        --------
Description of Notes..................     17
Ratio of Earnings to Fixed Charges....     28
United States Federal Income Tax
  Consequences........................     29
Plan of Distribution..................     36
Legal Matters.........................     37
Experts...............................     37
Where You Can Find More Information...     37


                            ------------------------

                                    SUMMARY


    THIS SUMMARY PROVIDES AN OVERVIEW OF SELECTED INFORMATION AND DOES NOT CONTAIN ALL THE INFORMATION YOU SHOULD CONSIDER. YOU SHOULD READ THE ENTIRE PROSPECTUS, INCLUDING THE SECTION ENTITLED "RISK FACTORS," CAREFULLY BEFORE MAKING AN INVESTMENT DECISION.


                                    ALEXION


    We develop pharmaceutical products for the treatment of heart disease, diseases of the immune system and diseases of the nervous system in humans. Our product candidates target specific diseases which arise when the human immune system induces undesired inflammation in the human body. Our product candidates are designed to block components of the human immune system which cause the undesired inflammation while allowing beneficial components of the immune system to remain functional.



    One of our lead product candidates, which we call 5G1.1-SC, is for the treatment of acute inflammation caused by the trauma of heart and lung bypass procedures during open heart surgery and by heart attacks. A second lead product candidate, which we call 5G1.1, is under development for the treatment of rheumatoid arthritis, a chronic autoimmune disease, and membranous nephritis, a kidney disease. We are also testing 5G.1.1 for the treatment of psoriasis, a skin disorder, dermatomyositis, a muscle disorder, and pemphigoid, a severe inflammatory skin disorder. These products are genetically altered antibodies which block the inflammatory effects of "complement," one of the key components of the human immune system. Each of these product candidates is undergoing clinical trials, which test for safety, dosing and effectiveness in humans.



    We have a collaboration agreement with Procter & Gamble Pharmaceuticals with respect to the development and commercialization of 5G1.1-SC. The initial subject of the collaboration is to study the use of 5G1.1-SC for the treatment of inflammation caused by heart and lung bypass procedures during open heart surgery, heart attacks and angioplasty procedures for cleaning clogged arteries.



    In addition to our two lead product candidates which inhibit the inflammatory effects of complement, we are developing another type of anti-inflammatory drug known as Apogens. Apogens are designed to block disease-causing T-cells which are another component of the human immune system. We are currently completing preclinical studies of our first Apogen, targeting the treatment of patients with multiple sclerosis.



    We are also developing methods of blocking the human immune system to permit the use of cells and organs from non-human species in the treatment of diseases in humans. This product development program is initially targeting the treatment of patients with Parkinson's disease and patients with spinal cord injury with genetically altered pig cells.


    We were incorporated in Delaware in January 1992. Our principal executive offices are located at 25 Science Park, New Haven, Connecticut 06511, and our telephone number is (203) 776-1790.

                              RECENT DEVELOPMENTS


CLINICAL AND PRECLINICAL STUDIES



    In February 2000, the FDA designated 5G1.1 for the treatment of patients with the kidney disease known as membranous nephritis as a "fast track" product eligible for expedited development and FDA review. We began enrolling patients with this disease in a Phase II trial for effectiveness in 1999.



    In March 2000, we announced results of an animal (or preclinical) study of one of our anti-inflammatory complement inhibitor product candidates. Our results showed that administration of our anti-inflammatory complement inhibitor substantially prevented intestinal and lung damage associated with gastrointestinal ischemia, a disease reducing the flow of blood to the stomach and intestines. Further, in these preclinical studies, our complement inhibitor therapy also substantially prevented increases in an inflammatory substance called cytokine TNF-alpha, in the intestine.



    In March 2000, we also announced that The National Institutes of Health awarded a grant of approximately $1.0 million to the University of Colorado Health Sciences Center to fund a multi-center study of, 5G1.1 in patients with lupus nephritis, a kidney disease.



    In March 2000, we and scientists from the Yale University School of Medicine, presented results of a study in 11 patients with acute coronary syndrome, a type of heart problem in which there is a sudden and inadequate supply of blood and oxygen to the heart, and four patients with stable angina, a type of heart problem in which there is a gradual reduction in the supply of blood and oxygen to the heart. We observed severe inflammation and production of harmful byproducts of complement activation in the arteries leading to the heart. This study provides evidence that drugs which target and inhibit complement activation could have substantial value in treating disease.



    In April 2000, we announced the publication of a scientific study demonstrating that animals deficient in the complement known as C5 are not susceptible to the onset of active arthritis. The study resulted from preclinical studies that are part of a collaboration between Alexion and Yale University scientists. This study also provides evidence of the potential value of drugs which inhibit complement activation.



COLLABORATION AGREEMENT



    In February 2000, we entered into a research and license agreement with The Brigham and Women's Hospital, Inc. Under this license agreement, we received exclusive worldwide rights to new anti-inflammatory technologies and to associated therapeutic products. These products consist of proteins which bind to a substance that activates inflammatory complement in the human immune system. These products may have broad therapeutic applications in patients suffering from hardening of the arteries, problems with the flow of blood to the heart, strokes and other circulatory system disorders.

                              SUMMARY OF THE NOTES



SECURITIES OFFERED...................  $120,000,000 principal amount of 5 3/4% convertible subordinated notes due March 15, 2007.

INTEREST.............................  5 3/4% per annum on the principal amount, payable semi-annually in arrears in cash on March 15 and September
                                       15 of each year, beginning September 15, 2000. The first
                                       interest payment will include interest from March 8, 2000.

CONVERSION...........................  Holders may convert all or a portion of the notes at any time on or before redemption, repurchase or maturity at a
                                       conversion price of $106.425 per share of common stock,
                                       subject to adjustment in specified events. Upon conversion of the notes, except as otherwise described in this
                                       prospectus, you will not receive any cash representing
                                       accrued interest. See "Description of Notes--Conversion of the Notes."

SUBORDINATION........................  The notes are subordinated to all of our existing and future senior indebtedness.

OUTSTANDING INDEBTEDNESS.............  As of June 30, 2000, we had approximately $4.5 million of indebtedness outstanding. We are not prohibited from
                                       incurring debt, including senior indebtedness, under the
                                       indenture. See "Description of Notes--Subordination of the
                                       Notes."

OPTIONAL REDEMPTION..................  We may redeem some or all of the notes on or after March 20,
                                       2003, at the declining redemption prices listed in this
                                       prospectus, plus accrued interest. See "Description of
                                       Notes--Optional Redemption by Alexion."

REPURCHASE AT HOLDER'S OPTION UPON A
  REPURCHASE EVENT...................  You may require us to repurchase your notes upon a repurchase event in cash, or, at our option, in common
                                       stock, at 105% of the principal amount of the notes, plus
                                       accrued and unpaid interest.

REGISTRATION RIGHTS; LIQUIDATED
  DAMAGES............................  If we do not register the sale of the notes by the noteholders and the sale of the shares of common stock
                                       issuable upon conversion of the notes by September 4, 2000, we will be required to pay liquidated damages to the
                                       noteholders. See "Description of the Notes--Registration
                                       Rights."

USE OF PROCEEDS......................  We will not receive any cash proceeds from the sale of the notes or underlying common stock by the selling
                                       securityholders.

NASDAQ NATIONAL MARKET SYMBOL FOR
  COMMON STOCK.......................  ALXN.

                                  RISK FACTORS


    YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS BEFORE YOU DECIDE TO INVEST IN THE NOTES OR THE COMMON STOCK. YOU SHOULD ALSO CONSIDER THE OTHER INFORMATION IN THIS PROSPECTUS AND INFORMATION INCORPORATED BY REFERENCE IN THIS PROSPECTUS. THE RISKS AND UNCERTAINTIES BELOW ARE NOT THE ONLY ONES FACING ALEXION BECAUSE WE ARE ALSO SUBJECT TO ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN TO US. IF ANY OF THESE RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION, OPERATING RESULTS OR CASH FLOWS COULD BE HARMED.


                         RISKS RELATED TO OUR BUSINESS

    IF WE CONTINUE TO INCUR OPERATING LOSSES, WE MAY BE UNABLE TO CONTINUE OUR OPERATIONS.


    We have incurred losses since we started our company in January 1992. As of April 30, 2000, we had an accumulated deficit of approximately $62.1 million. If we continue to incur operating losses and fail to become a profitable company, we may be unable to continue our operations. Since we began our business, we have focused on research and development of product candidates. We have no products that are available for sale. We expect to continue to operate at a net loss for at least the next several years as we continue our research and development efforts, continue to conduct clinical trials and develop manufacturing, sales, marketing and distribution capabilities. Our future profitability depends on our receiving regulatory approval of our product candidates and our ability to successfully manufacture and market approved drugs. The extent of our future losses and the timing of our profitability are highly uncertain.



    IF WE DO NOT OBTAIN REGULATORY APPROVAL FOR OUR DRUG PRODUCTS WE WILL NOT BE ABLE TO SELL OUR DRUG PRODUCTS.



    We cannot sell or market our drugs without regulatory approval. If regulatory approval of our products is not obtained, the value of our company and our results of operations will be harmed. In the United States, we must obtain approval from the U.S. Food and Drug Administration, or FDA, for each drug that we intend to sell. Obtaining FDA approval is typically a lengthy and expensive process, and approval is highly uncertain. Foreign governments also regulate drugs distributed outside the United States. None of our product candidates has received regulatory approval to be marketed and sold in the United States or any other country. We do not anticipate receiving regulatory approval of any of our product candidates for at least the next several years.



    OUR DRUG TRIALS ARE DELAYED OR ACHIEVE UNFAVORABLE RESULTS, WE WILL NOT BE ABLE TO OBTAIN REGULATORY APPROVAL FOR OUR PRODUCTS.



    The process of seeking and obtaining regulatory approval requires extensive testing of our product candidates. We need to conduct both preclinical animal testing and clinical human trials. These tests and trials may not achieve favorable results. We would need to reevaluate any drug that did not test favorably and either alter the drug or the dose, or abandon the drug development project. As a result, we would not be able to obtain regulatory approval on a timely basis, if ever.



    There are other reasons why drug testing could be delayed. For human trials, patients must be recruited and each product candidate must be tested for each clinical indication, at various doses and formulations. Also to ensure safety and effectiveness, the effect of drugs often must be studied over a long period of time, especially for the chronic diseases that we are studying. Our inability to obtain favorable results or to enroll sufficient patients on a timely basis to begin or continue our clinical trials could force us to abandon or delay a product development program.

    Additional factors that can cause delay or termination of our clinical trials include:



    - slow patient enrollment;



    - long treatment time required to demonstrate effectiveness;


    - lack of sufficient supplies of the product candidate;

    - adverse medical events or side effects in treated patients;

    - lack of effectiveness of the product candidate being tested; and


    - lack of sufficient funds.



    IF WE FAIL TO OBTAIN THE CAPITAL NECESSARY TO FUND OUR OPERATIONS, WE WILL BE UNABLE TO CONTINUE OR COMPLETE OUR PRODUCT DEVELOPMENT.



    In the future, we will need to raise substantial additional capital to fund operations and complete our product development. Funding from any source, may not be available when needed or on favorable terms. If we cannot raise adequate funds to satisfy our capital requirements, we may have to limit, delay, scale-back or eliminate our research and development activities or future operations. We might be forced to license our technology or to commercialize our products with the help of others when it would be more profitable or strategically important for us to not take these actions. Any of these actions may harm our business.


    The amount of capital we may need depends on many factors, including:

    - the progress, timing and scope of our research and development programs;

    - the progress, timing and scope of our preclinical studies and clinical trials;

    - the time and cost necessary to obtain regulatory approvals;


    - the time and cost necessary to further develop manufacturing processes, arrange for contract manufacturing or build manufacturing facilities and obtain the necessary regulatory approvals for those facilities;



    - the time and cost necessary to develop sales, marketing and distribution capabilities; and


    - any new collaborative, licensing and other commercial relationships that we may establish.


    IF OUR COLLABORATION WITH PROCTER & GAMBLE IS TERMINATED, WE MAY BE UNABLE TO COMMERCIALIZE 5G1.1-SC IN THE TIME EXPECTED, IF AT ALL, AND OUR BUSINESS WOULD BE HARMED.


    We rely exclusively on Procter & Gamble to provide funding and additional resources for the development and commercialization of 5G1.1-SC. These include funds and resources for:

    - clinical development and manufacturing;

    - obtaining regulatory approvals; and

    - sales, marketing and distribution efforts worldwide.


    We cannot guarantee that Procter & Gamble will devote the resources necessary to successfully develop and commercialize 5G1.1-SC. Either party may terminate the agreement for specified reasons, including if the other party is in material breach of the agreement or has experienced a change of control.


    If our agreement with Procter & Gamble is terminated, we will need to fund the development and commercialization of 5G1.1-SC on our own or identify a new development partner, either of which would cause significant delays and result in additional development costs. A termination may also require us to repeat development stages already completed with Procter & Gamble, which could result in significant additional delay or costs.

    IF WE ARE UNABLE TO ENGAGE AND RETAIN THIRD-PARTY COLLABORATORS, OUR RESEARCH AND DEVELOPMENT EFFORTS MAY BE DELAYED.


    We depend upon third-party collaborators to assist us in the development of our product candidates. If any of our collaborators breaches or terminates its agreement with us or otherwise fails to conduct its collaborative activities in a timely manner, we may experience significant delays in the development or commercialization of the product candidate or the research program covered by the agreement.


    In addition, we may be required to devote additional funds or other resources to these activities or to terminate them.


    We cannot assure you that:


    - we will be able to negotiate acceptable collaborative arrangements to develop or commercialize our products;

    - any arrangements with third parties will be successful; or

    - current or potential collaborators will not pursue treatments for other diseases or seek alternative means of developing treatments for the diseases targeted by our programs.


    IF WE CANNOT PROTECT THE CONFIDENTIALITY AND PROPRIETARY NATURE OF OUR TRADE SECRETS, OUR BUSINESS AND COMPETITIVE POSITION WILL BE HARMED.



    Our business requires using sensitive technology, techniques and proprietary compounds which we protect as trade secrets. However, since we are a small company, we also rely heavily on collaboration with suppliers, outside scientists and other drug companies, which presents a strong risk of exposing our trade secrets. If our trade secrets were to become generally known, it would help our competitors and adversely affect our business prospects.



    In order to more effectively protect our proprietary drugs and technology, it is essential that we obtain patents covering the drugs and technologies we develop. Without patent protection, the profitability of any drug product would be very uncertain. Our drugs are expensive and time-consuming to test and develop. Without patent protection, competitors may copy our method, the chemical structure or other aspects of our drug. Even if we obtain patents, the patents may not be broad enough to protect our drugs from copy-cat products.



    IF WE ARE FOUND TO BE INFRINGING ON PATENTS OWNED BY OTHERS, WE MAY BE FORCED TO OBTAIN A LICENSE TO CONTINUE THE SALE OR DEVELOPMENT OF OUR DRUGS AND PAY DAMAGES.



    Parts of our technology, techniques and proprietary compounds and potential drug candidates may conflict with patents that have been or may be granted to others. If we cannot resolve these conflicts, we may be liable for damages or be required to obtain costly licenses. For example, we are aware of broad patents owned by others relating to the manufacture, use and sale of recombinant humanized antibodies, recombinant humanized single chain antibodies and genetically engineered animals. Our products also consist of genetically engineered antibodies and tissues from animals. We have received notices claiming the existence of patents which may be relevant to the development of some of our drug candidates. In response to some of these notices, we have obtained licenses. However, with regard to other patents, we have either determined in our judgment that:



    - our products do not infringe the patents;



    - we do not believe the patents are valid; or

    - we have identified and are testing various modifications which we believe should not infringe the patents and which should permit commercialization of our product candidates.



    Any patent holders could bring legal actions against us claiming damages and seeking to prevent the sale or development of our drugs. If any of these actions are successful, in addition to any potential damages, we could be required to obtain a license in order to continue to our drug development activities or sales. Required licenses may not be available on acceptable terms, if at all. Moreover, if we become involved in legal disputes, such disputes could be costly and time-consuming.


    IF THE TESTING OR USE OF OUR PRODUCTS HARMS PEOPLE, WE MAY BE SUBJECT TO COSTLY AND DAMAGING PRODUCT LIABILITY CLAIMS.


    Our business exposes us to product liability risks that are inherent in the testing, manufacturing, marketing and sale of drugs for use in humans. Side effects and other risks could give rise to product liability claims against us or force us to recall our products, if any, from the marketplace. Some of these risks are unknown at this time. For example, little is known about the potential long-term health risks of transplanting pig tissue into humans, a goal of our UniGraft product development program.


    In addition to product liability risks associated with sales of products, we may be liable to the claims of individuals who participate in clinical trials of our products. A number of patients who participate in such trials are already critically ill when they enter a study. We cannot assure you that any waivers we may obtain will protect us from liability or the costs of product liability litigation. Our product liability insurance may not provide adequate protection against potential liabilities. Moreover, we may not be able to maintain our insurance on acceptable terms. As a result of these factors, a product liability claim, even if successfully defended, could have a material adverse effect on our business, financial condition and results of operations.


    IF WE CANNOT MANUFACTURE OUR DRUG CANDIDATES IN SUFFICIENT AMOUNTS AT ACCEPTABLE PRODUCTION COSTS AND ON A TIMELY BASIS, WE MAY BE UNABLE TO MEET THE NEED FOR MATERIALS FOR PRODUCT TESTING AND LATER, FOR POTENTIAL SALE IN THE MARKET. EITHER EVENT WOULD HARM OUR BUSINESS.



    For our drug trials, we need to produce sufficient amounts of product for testing. We have insufficient manufacturing capacity to produce more than one product candidate at a time. In addition, we have insufficient capacity to manufacture our product candidates in sufficient amounts for later stage clinical development or commercial sale. Although we have a small manufacturing plant, we depend on a few outside suppliers for manufacturing. If we experience interruptions in the manufacture of our products for testing, our drug development efforts will be delayed. If any of our outside manufacturers stop manufacturing our products or reduce the amount manufactured, we will need to arrange for alternative manufacturing. If we are unable to find an acceptable outside manufacturer on reasonable terms, we will have to divert our own resources to manufacturing. As a result, our ability to conduct testing would be materially adversely affected. The result would be delays in the submission of products for regulatory approval and in the start of new development programs. Our competitive position and our prospects for achieving profitability could be materially and adversely affected.



    We have no experience or capacity for manufacturing drug products in volumes that will be necessary to support commercial sales. If we are unable to establish and maintain commercial scale manufacturing within our planned time and cost parameters, sales of our products and our financial performance will be adversely affected.



    We may encounter problems with any of the following as we attempt to increase the scale, process or size of manufacturing:


    - design, construction and qualification of manufacturing facilities that meet regulatory requirements;

    - production yields from the manufacturing process;

    - purity of our drug products;

    - quality control and assurance;

    - shortages of qualified personnel; and

    - compliance with FDA regulations.


    IF OUR BUSINESS AND PRODUCTS, EVEN AFTER REGULATORY APPROVAL IS OBTAINED, FAIL TO COMPLY WITH REGULATORY REQUIREMENTS, OUR ABILITY TO SELL PRODUCTS AND CONDUCT BUSINESS WILL BE HARMED.



    Even if we receive regulatory approval for any product, our business will always be subject to substantial regulation by the FDA or a comparable foreign regulatory agency. The discovery of previously unknown problems with a product or its manufacture may result in restrictions on the product or manufacturer, including withdrawal of the product from the market. The consequences for failure to comply with applicable regulatory requirements can be serious, resulting in:


    - warning letters;

    - fines and other civil penalties;

    - suspended regulatory approvals;

    - refusal to approve pending applications or supplements to approved applications;

    - refusal to permit exports from the United States;

    - product recalls;

    - seizure of products;

    - injunctions;

    - operating restrictions;

    - total or partial suspension of production; and/or

    - criminal prosecutions.


    Any of these consequences could result in withdrawal of approval, or require reformulation of the drug, additional preclinical testing or clinical trials, changes in labeling of the product, and/or additional marketing applications. We would be required to expend time and resources in correcting the problem, including any adverse publicity associated with the problem, in order to put the product back on the market. These delays and uses of resources would hurt our business, profitability and reputation.



    IF WE ARE UNABLE TO ESTABLISH SALES, MARKETING AND DISTRIBUTION CAPABILITIES, OR TO ENTER INTO AGREEMENTS WITH THIRD PARTIES TO DO SO, WE WILL BE UNABLE TO SUCCESSFULLY MARKET AND SELL FUTURE DRUG PRODUCTS.



    We have no sales, marketing or distribution capabilities. If we are unable to establish those capabilities, either by developing our own capabilities or entering into agreements with others, we will be unable to successfully sell our products. If we are unable to sell our drug products, we will not be able to generate significant revenues. We cannot guarantee that we will be able to hire the qualified sales and marketing personnel we need or that we will be able to enter into any marketing or distribution agreements on acceptable terms, if at all. Although with respect to 5G.1-SC, we are relying on Procter & Gamble for sales, marketing and distribution, we cannot guarantee that Procter & Gamble or any future collaborators will successfully sell any of our future drug products.



    IF WE ARE UNABLE TO OBTAIN REIMBURSEMENT FROM GOVERNMENT HEALTH ADMINISTRATION AUTHORITIES, PRIVATE HEALTH INSURERS AND OTHER ORGANIZATIONS FOR OUR FUTURE PRODUCTS, OUR PRODUCTS MAY BE TOO COSTLY FOR REGULAR USE AND OUR ABILITY TO GENERATE REVENUES WOULD BE HARMED.

    Our future revenues and profitability will be affected by the continuing efforts of governmental and private third-party payors to contain or reduce the costs of health care through various means. If these entities refuse to provide reimbursement with respect to our products or determine to provide a low level of reimbursement, our products may be too costly for general use. Any limitation on the use of our products will have a material adverse effect on our ability to generate revenues and achieve profitability. We expect a number of federal, state and foreign proposals to control the cost of drugs through government regulation. We are unsure of the form that any health care reform legislation may take or what actions any of these authorities and private payors may take in response to the proposed reforms. Therefore, we cannot precisely predict the effect of any reform on our business.



    EVEN IF WE SUCCESSFULLY DEVELOP OUR PRODUCTS FOR TRANSPLANTING ANIMAL CELLS INTO HUMANS, THIS TECHNOLOGY MAY NOT BE ACCEPTED BY THE MARKET DUE TO MEDICAL CONCERNS OR UNANTICIPATED REGULATION.



    Our program for the development of animal cells for transplantation into humans may never result in any therapeutic products. This technology is subject to extensive clinical testing and we are not aware of any such technology that has been approved for sale by the FDA or comparable foreign regulatory authorities. Even if we succeed in developing these products, our products may not be widely accepted by the medical community or third-party payors until more facts are established and ethical consensus is reached regarding the use of animal cells. In addition, concerns relating to the risk of introducing new animal viruses to infect the human species through the transplantation process may also create additional regulatory hurdles for FDA approval or for consideration in use of our products by hospital ethics committees. If accepted, the degree of acceptance may limit the size of the market for our products. Moreover, due to the controversial nature of transplantation of animal cells into humans generally, market prices for our securities may be subject to increased volatility.



    IF OUR COMPETITORS GET TO THE MARKETPLACE BEFORE WE DO WITH BETTER OR CHEAPER DRUGS, OUR DRUGS MAY NOT BE PROFITABLE TO SELL OR TO CONTINUE TO DEVELOP.



    Each of Avant Immunotherapeutics, Inc, Leukosite Inc., a subsidiary of Millenium Pharmaceuticals, Inc., Tanox, Inc., Abbott Laboratories, Gliatech Inc. and Biocryst Pharmaceuticals have publicly announced their intentions to develop drugs which target the inflammatory effects of complement in the immune system. These and other large pharmaceutical companies with significantly greater resources than ours, may develop, manufacture and market better or cheaper drugs and establish themselves in the marketplace before we are able to even finish our clinical trials. In doing development, these larger pharmaceutical companies also compete with us to attract academic research institutions as partners, including for licensing these institutions' proprietary technology. If our competitors successfully enter into such arrangements with academic institutions, we will be precluded from pursuing those specific unique opportunities and may not be able to find equivalent opportunities elsewhere.


    IF WE FAIL TO RECRUIT AND RETAIN PERSONNEL, OUR RESEARCH AND PRODUCT DEVELOPMENT PROGRAMS MAY BE DELAYED.

    We are highly dependent upon the efforts of our senior management and scientific personnel. There is intense competition for qualified scientific and technical personnel. Since our business is very science-oriented and specialized, we need to continue to attract and retain such people. We may not be able to continue to attract and retain the qualified personnel necessary for developing our business. If we lose the services of, or fail to recruit, key scientific and technical personnel, our research and product development programs would be significantly and detrimentally affected.

    In particular, we highly value the services of Dr. Leonard Bell, our President and Chief Executive Officer. The loss of his services could materially and adversely affect our ability to achieve our development objectives.


    THE RIGHTS THAT HAVE BEEN AND MAY IN THE FUTURE BE GRANTED TO OUR STOCKHOLDERS MAY ADVERSELY AFFECT THE RIGHTS OF OTHER STOCKHOLDERS AND MAY DISCOURAGE A TAKEOVER OF OUR COMPANY.

    Anyone seeking to acquire control of our company may encounter difficulties as a result of our anti-takeover measures. We have in place a shareholder rights plan, or "poison pill," which enables our board of directors to issue rights to purchase preferred stock when someone acquires 20% or more of the outstanding shares of our common stock. This plan is very likely to discourage a merger or tender offer that is not approved by our board of directors since it significantly increases the costs of effecting any of these types of transactions. This type of plan may also inhibit our common stockholders from participating in a takeover or tender offer that might provide significant value to them.



    In addition, under our certificate of incorporation, our board of directors is authorized to issue one or more series of preferred stock with rights and preferences determined by the board. The preferences and rights of any preferred stock may be superior to those of the holders of our common stock. By issuing preferred stock with superior right to the common stock, the board could frustrate a person who wishes to take over the company through a tender offer for the outstanding common stock.



    These provisions and specific provisions of Delaware Law relating to business combinations with interested stockholders are intended to encourage any person interested in acquiring us to negotiate with and obtain the approval of our board of directors in connection with an acquisition or merger. However, these provisions could have an opposite effect of delaying, deterring or preventing a merger or change in control. Some of these provisions may discourage a future acquisition of our company even if stockholders would receive an attractive value for their shares or if a significant number of our stockholders believed that such a proposed transaction to be in their best interest. As a result, stockholders who desire to participate in such a transaction may not have the opportunity to do so.

                           RISKS RELATED TO THE NOTES


    IF WE CANNOT GENERATE ENOUGH CASH TO MAKE OUR PAYMENTS TO REPAY OUR CREDITORS, OUR ABILITY TO CONDUCT OUR BUSINESS AND OPERATIONS WILL BE MATERIALLY AND ADVERSELY AFFECTED.



    Our ability to make payments on and to refinance our debt, including the notes, will depend on our ability to generate cash. We currently have no products that are available for commercial sale. Our sole sources of cash, today and for the foreseeable future, consist of cash from financing activities and revenues from research and development support payments, license fees and milestone payments under collaborations with third parties and awards under various government grants. While the cash we have generated has been sufficient to service our existing debt, the cash generated from these sources is not expected to be sufficient to repay the notes. If we are unable to pay or service the notes and our other indebtedness when due, we may not be able to continue our business.



    NO ASSETS ARE PLEDGED TO SECURE THE DEBT OWED TO NOTEHOLDERS. THEREFORE, IF WE DO NOT HAVE ENOUGH MONEY TO REPAY ALL OF OUR OBLIGATIONS TO OUR CREDITORS, ANY PAYMENTS WE MAKE WILL BE MADE TO ALL EXISTING AND FUTURE CREDITORS PRIOR TO MAKING PAYMENTS TO THE NOTEHOLDERS.


    The notes are unsecured and subordinated in right of payment in full to all of our existing and future senior indebtedness. As a result, in the event of our bankruptcy, liquidation or reorganization or upon acceleration of the notes due to an event of default under the indenture and in certain other events, our assets will be available to pay obligations on the notes only after all senior indebtedness has been paid in full. After retiring our senior indebtedness, we may not have sufficient assets remaining to pay amounts due on any or all of the notes then outstanding. In addition, in the event of any acceleration of the notes because of an event of default, holders of any senior indebtedness would be entitled to payment in full in cash or other payment satisfactory to holders of all senior indebtedness before the holders of the notes are entitled to receive any payment or distribution.


    SINCE THE NOTES ARE NOT PROTECTED BY RESTRICTIVE COVENANTS, WE MAY FREELY INCUR ADDITIONAL INDEBTEDNESS OR CONDUCT OTHER ACTIVITIES HARMFUL TO OUR BUSINESS, WHICH WOULD LIMIT OUR ABILITY TO MAKE OUR PAYMENTS TO THE NOTEHOLDERS.



    The indenture governing the notes does not contain any financial or operating covenants or restrictions on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or any of our subsidiaries. Accordingly, actions we take in the conduct and financing of our business could adversely affect our ability to pay the notes. The indenture contains no covenants or other provisions to afford protection to holders of the notes in the event of a fundamental change involving Alexion except for certain limited rights to have us redeem the notes. We cannot assure the noteholders that we will be able to do so.



    IF THE NOTEHOLDERS REQUIRE US TO REDEEM THE NOTES IN CERTAIN EVENTS PERMITTED UNDER THE INDENTURE, WE MAY NOT BE ABLE TO PAY THE NOTES IN CASH OR AT ALL.



    The noteholders may require us to repurchase all or any portion of the notes upon a repurchase event which is defined in the indenture. We may not have sufficient cash funds to repurchase the notes upon a repurchase event. We may elect, subject to certain conditions, to pay the repurchase price in shares of common stock. Although there are currently no restrictions on our ability to pay the repurchase price, future debt agreements may prohibit us from repaying the repurchase price in either cash or common stock. If we are prohibited from repurchasing the notes, we could seek consent from our lenders to repurchase the notes. If we are unable to obtain their consent, we could attempt to refinance the notes. If we are unable to obtain their consent, we could attempt to refinance the notes and it would result in an event of default under the indenture. An event of default under the indenture could result in a further event of default under our other then-existing debt. In addition, the occurrence of the repurchase event itself may be an event of default under our other debt. As a result, we would be prohibited from paying amounts due on the notes under the subordination provisions of the indenture.

    IF A PUBLIC MARKET DOES NOT DEVELOP FOR THE NOTES, THE NOTES MAY BE DIFFICULT TO SELL OR TRADE OR VALUE.



    No person is obligated to make a market in the notes and to the extent anyone makes a market in the notes, this market making activity may be discontinued at any time without notice. We do not intend to list the notes for trading on any national securities exchange or on the Nasdaq National Market. As a result of these factors, we cannot assure you that any market for the notes will develop. Even if a market develops, we cannot assure you that it will be maintained. In either event, the trading price of the notes and the ability of the noteholder to trade notes could be materially adversely affected.



    SINCE THE NOTES ARE CONVERTIBLE INTO COMMON STOCK, THE VALUE OF THE NOTES MAY BE SEVERELY AFFECTED BY THE VOLATILITY OF THE PRICE OF OUR COMMON STOCK.



    The market prices of securities of small capitalization biotechnology companies, including ours, have historically been highly volatile. Since
August 1, 1999, the intraday sales price of our common stock has ranged from a low of $10.00 per share to a high of $119.88 per share. The trading price of our common stock has been extremely volatile and may continue to be volatile, due to a variety of factors, including:



    - results of our future clinical trials of our two complement inhibitors;



    - results of preclinical testing and clinical trials by us or our competitors;



    - technological innovations or new therapeutic products;



    - governmental regulations;



    - developments in patent or other proprietary rights;



    - litigation;



    - public concern as to the safety of products developed by us or others;



    - comments by security analysts;



    - quarterly variations in results;



    - general market conditions in our industry.



    In addition, if any of the risks described in these "Risk Factors" actually occurred, it could have a dramatic and adverse impact on the market price of our common stock.



    BECAUSE THERE IS A SUBSTANTIAL NUMBER OF SHARES THAT ARE ELIGIBLE FOR FUTURE SALE, THE MARKET PRICE OF OUR COMMON STOCK MAY DROP WITH FUTURE SALES, WHICH MAY IMPAIR THE VALUE OF THE NOTES.



    As of June 30, 2000, we had 15,101,060 shares of common stock outstanding, excluding 39,759 shares issuable upon the exercise of warrants and 2,202,678 shares issuable upon the exercise of options granted under our existing stock option plans. We cannot predict the effect, if any, that future sales of the notes or shares of common stock, including common stock issuable upon conversion of the notes, or the availability of the notes or shares of common stock for future sale, will have on the market price of common stock prevailing from time to time.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS



    This prospectus contains some "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 and information relating to us that are based on the beliefs of our management, as well as assumptions made by and the information currently available to our management. When used in this prospectus, the words "estimate," "project," "believe," "anticipate," "intend," "expect" and similar expressions are intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in these forward-looking statements, including those risks discussed in this prospectus.



    You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. We do not intend to update any of these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

                                USE OF PROCEEDS

    We will not receive any cash proceeds from the sale of the notes or underlying common stock by the selling securityholders. See "Selling Securityholders" for a list of those persons and entities receiving the proceeds from the sales of the notes or the underlying common stock.

    We are using the proceeds of approximately $116.1 million from the sale of the notes to fund research and clinical development activities, manufacturing development, manufacturing and commercialization of our product candidates; drug discovery; as well as for working capital and general corporate purposes, including for potential acquisitions of additional technologies and compounds. Our management retained broad discretion in the allocation of the net proceeds of the offering. Pending such uses, we invested the net proceeds in short-term, investment grade, interest-bearing securities.

                            SELLING SECURITYHOLDERS

    We originally sold the notes to the initial purchasers on March 3, 2000. The initial purchasers have advised us that they resold the notes in transactions exempt from the registration requirements of the Securities Act of 1933 to "qualified institutional buyers" (as defined in Rule 144A of the Securities
Act). These subsequent purchasers, or their transferees, pledgees, donees or successors, may from time to time offer and sell any of the notes and/or shares of our common stock issuable upon conversion of the notes pursuant to this prospectus.


    We are registering these notes and shares of common stock pursuant to a registration rights agreement, dated March 3, 2000, between us and the initial purchasers. Under the agreement, we filed the registration statement of which this prospectus is part. We must also keep the registration statement effective until March 8, 2002 or the earlier of (a) the sale pursuant to the registration statement of all the securities registered, (b) the date on which all the securities (x) held by the persons who are not our affiliates may sell such securities under Rule 144(k) or (y) cease to be outstanding or (c) a subsequent shelf registration statement covering all of these securities has been declared effective under the Securities Act.


    As of the date of this prospectus, the aggregate principal amount of notes outstanding is $120,000,000. Prior to any use of this prospectus in connection with an offering of the notes and/or shares of common stock, this prospectus will be supplemented to set forth the name and number of shares beneficially owned by the selling securityholder intending to sell these notes and/or shares of common stock and the number of these securities to be offered. The prospectus supplement will also disclose whether any selling securityholder selling in connection with the prospectus supplement has held any position or office with, been employed by or otherwise has had a material relationship with us or any of our affiliates during the three years prior to the prospectus supplement.


    Because the selling securityholders may offer all or some of the notes and shares of common stock issued upon conversion of the notes, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the notes or shares of common stock that will be held by the selling securityholders after completion of this offering, no estimate can be given as to the principal amount of notes or shares of common stock that will be held by the selling securityholders after completion of this offering. See "Plan of Distribution."

                              DESCRIPTION OF NOTES


    We issued the notes under an indenture, dated as of March 8, 2000, between Alexion and The Chase Manhattan Bank, as trustee. The following summarizes some, but not all, of the provisions of the notes and the indenture.


GENERAL

    The notes are unsecured general obligations of Alexion and will be subordinate in right of payment as described under "--Subordination of the Notes." The notes are convertible into common stock of Alexion as described under "--Conversion of the Notes." The notes will be limited to $120,000,000 aggregate principal amount. The notes will be issued only in denominations of $1,000 or in multiples of $1,000.

    The notes bear interest at 5 3/4% per annum from March 8, 2000, or from the most recent payment date to which interest has been paid or duly provided for. Interest will be payable semi-annually in arrears on March 15 and September 15, commencing on September 15, 2000, to holders of record at the close of business on the preceding March 1 and September 1, respectively, except:

    - that the interest payable upon redemption or repurchase, unless the date of redemption or repurchase is an interest payment date, will be payable to the person to whom principal is payable; and

    - as set forth in the next succeeding paragraph.

    In the case of any note, or portion of any note, that is converted into common stock of Alexion during the period from, but excluding, a record date for any interest payment date to, but excluding, that interest payment date, either:

    - if the note, or portion of the note, has been called for redemption on a redemption date that occurs during that period, or is to be repurchased on a repurchase date, as defined below, that occurs during that period, Alexion will not be required to pay interest on that interest payment date in respect of any note, or portion of any note, that is so redeemed or repurchased; or

    - if otherwise, any note or portion of any note that is not called for redemption is submitted for conversion during that period must be accompanied by funds equal to the interest payable on that interest payment date on the principal amount so converted.

    See "--Conversion of the Notes."

    Interest will be paid, at Alexion's option, either:

    - by check mailed to the address of the person entitled to the interest as it appears in the note register, provided that a holder of notes with an aggregate principal amount in excess of $10 million will, at the written election of the holder, filed on or before the relevant record date with the trustee, be paid by wire transfer in immediately available funds; or

    - by transfer to an account maintained by that person located in the United States.

    Payments to The Depository Trust Company, New York, New York, or DTC, will be made by wire transfer of immediately available funds to the account of DTC or its nominee. Interest will be computed on the basis of a 360-day year composed of twelve 30-day months.

    The notes will mature on March 15, 2007 unless earlier converted, redeemed or repurchased as described below. The indenture does not contain any financial covenants or restrictions on the payment of dividends, the incurrence of indebtedness, or the issuance or repurchase of securities by Alexion or any of its subsidiaries. The indenture contains no covenants or other provisions to protect holders of the notes in the event of a highly leveraged transaction or a change in control of Alexion except to the extent described below under "--Repurchase at Option of Holders."

CONVERSION OF THE NOTES

    Any registered holder of notes may, at any time prior to close of business on the business day prior to the date of repurchase, redemption or final maturity of the notes, as appropriate, convert the principal amount of any notes or portions thereof, in denominations of $1,000 or integral multiples of $1,000, into common stock of Alexion, at $106.425 per share, subject to adjustment as described below. Except as described below, no payment or other adjustment will be made on conversion of any notes for interest accrued thereon or for dividends on any common stock issued upon conversion. If any notes not called for redemption are converted between a record date and the next interest payment date, those notes must be accompanied by funds equal to the interest payable on the next interest payment date on the principal amount so converted. Alexion is not required to issue fractional shares of common stock upon conversion of the notes and, instead, will pay a cash adjustment based upon the market price of common stock on the last trading day prior to the date of conversion. In the case of notes called for redemption or tendered for repurchase, conversion rights will expire at the close of business on the business day preceding the day fixed for redemption or repurchase unless Alexion defaults in the payment of the redemption or repurchase price. A note which the holder has elected to be repurchased may be converted only if the holder withdraws its election to have its notes repurchased in accordance with the terms of the indenture before the close of business on the business day prior to the repurchase date.

    The initial conversion price is subject to adjustment upon specified events, including:

    (1) the issuance of common stock of Alexion as a dividend or distribution on the common stock;

    (2) the issuance to all holders of common stock of rights or warrants to purchase common stock;

    (3) specified subdivisions and combinations of the common stock;

    (4) the distribution to all holders of common stock of capital stock, other than common stock, or evidences of indebtedness of Alexion or of assets, including securities, but excluding those rights, warrants, dividends and distributions referred to above or paid in cash;

    (5) a dividend or distribution consisting exclusively of cash to all holders of common stock if the aggregate amount of these distributions combined together with (A) all other all-cash distributions made within the preceding 12 months in respect of which no adjustment has been made plus
       (B) any cash and the fair market value of other consideration payable in any tender offers by Alexion or any of its subsidiaries for common stock concluded within the preceding 12 months in respect for which no adjustment has been made, exceeds 10% of Alexion's market capitalization, being the product of the then current market price of the common stock multiplied by the number of shares of common stock then outstanding;

    (6) the purchase of common stock pursuant to a tender offer made by Alexion or any of its subsidiaries involves an aggregate consideration that, together with (A) any cash and the fair market value of any other consideration payable in any other tender offer by Alexion or any of its subsidiaries for common stock expiring within the 12 months preceding such tender offer plus (B) the aggregate amount of any such all-cash distributions referred to in (5) above to all holders of common stock within the 12 months preceding the expiration of the tender offer for which no adjustment has been made, exceeds 10% of Alexion's market capitalization on the expiration of such tender offer, or

    (7) payment on tender offers or exchange offers by a third party other than Alexion or any of its subsidiaries if, as of the closing date of the offer, Alexion's board of directors does not recommend rejection of the offer. This adjustment will be made if a tender offer increases the person's ownership to more than 25% of Alexion's outstanding common stock and the payment per share is greater than the current market price of the common stock. This adjustment will not be made if the tender offer is a merger or transaction described below under "-Consolidation, Merger and Sale of Assets."

    In the case of:

    - any reclassification or change of the outstanding shares of the common stock, or

    - a consolidation, merger or combination involving Alexion or a sale or conveyance to another person of the property and assets of Alexion as an entirety or substantially as an entirety, in each case as a result of which holders of common stock will be entitled to receive stock, other securities, other property or assets, including cash, with respect to or in exchange for all shares of common stock, then the holders of the notes then outstanding will generally be entitled thereafter to convert the notes into the kind and amount of shares of stock and other securities or other property or assets, including cash, which they would have owned or been entitled to receive upon such reclassification, change, consolidation, merger, combination, sale or conveyance had the notes been converted into common stock immediately prior to that reclassification, change, consolidation, merger, combination, sale or conveyance assuming that a holder of notes would not have exercised any rights of election as to the stock, other securities or other property or assets, including cash, receivable in connection with that transaction.

    If Alexion makes a taxable distribution to holders of common stock or in specified other circumstances requiring an adjustment to the conversion price, the holders of notes may, in some circumstances, be deemed to have received a distribution subject to U.S. income tax as a dividend. In some other circumstances, the absence of an adjustment to the conversion price may result in a taxable dividend to the holders of common stock. See "--United States Federal Income Tax Consequences."

    Alexion may from time to time, to the extent permitted by law, reduce the conversion price by any amount for any period of at least 20 days, in which case Alexion will give at least 15 days' notice of the reduction. Alexion may, at its option, make reductions in the conversion price, in addition to those described above, as Alexion's board of directors deems advisable to avoid or diminish any income tax to holders of common stock resulting from any dividend or distribution of stock, or rights to acquire stock, or from any event treated as dividends or distributions of, or rights to acquire, stock for income tax purposes. See "--United States Federal Income Tax Consequences."

    No adjustment in the conversion price will be required unless that adjustment would require an increase or decrease of at least 1% in the conversion price then in effect; however, any adjustment that would otherwise be required to be made will be carried forward and taken into account in any subsequent adjustment. Except as stated above, the conversion price will not be adjusted for the issuance of common stock or any securities convertible into or exchangeable for common stock or carrying the right to purchase any of the foregoing.

OPTIONAL REDEMPTION BY ALEXION

    The notes are not entitled to any sinking fund. At any time on or after March 20, 2003, Alexion may redeem the notes on at least 30 days' notice as a whole or, from time to time, in part at the following prices, expressed as a percentage of the principal amount, together with accrued interest to, but excluding, the date fixed for redemption:

                                                              REDEMPTION
PERIOD                                                          PRICE
------                                                        ----------
Beginning March 20, 2003 and ending on March 14, 2004.......   103.286%
Beginning March 15, 2004 and ending on March 14, 2005.......   102.464%
Beginning March 15, 2005 and ending on March 14, 2006.......   101.643%
Beginning March 15, 2006 and ending on March 14, 2007.......   100.822%

and 100% on March 15, 2007. Any accrued interest becoming due on the date fixed for redemption will be payable to the holders of record on the relevant record date of the notes being redeemed.

    If less than all of the outstanding notes are to be redeemed, the trustee will select the notes to be redeemed in principal amounts of $1,000 or integral multiples of $1,000 by lot, pro rata or by another method the trustee considers fair and appropriate. If a portion of a holder's notes is selected for partial redemption and that holder converts a portion of that holder's notes, the converted portion will be deemed to be of the portion selected for redemption.

REPURCHASE AT OPTION OF HOLDERS


    Within 15 days after a repurchase event occurs, we are required to give notice of the repurchase event to the holders of notes. Registered holders of our notes will have the right, at their option, to require us to repurchase all or any portion of your notes 40 days after the notice of repurchase event is mailed.


    The repurchase price will be 105% of the principal amount of the notes submitted for repurchase, plus accrued and unpaid interest to, but excluding, the repurchase date. If a repurchase date is an interest payment date, then the interest payable on that date will be paid to the holder of record on the preceding record date.

    At our option, instead of paying the repurchase price in cash, we may pay the repurchase price in common stock, valued at 95% of the average of the closing prices for the five trading days immediately before and including the third trading day preceding the repurchase date. The repurchase price may be paid in shares of common stock only if the following conditions are satisfied:

    - such shares have been registered under the Securities Act or are freely transferable without such registration;

    - the issuance of such common stock does not require registration with or approval of any governmental authority under any state law or any other federal law, which registration or approval has not been made or obtained;

    - such shares have been approved for quotation on the Nasdaq National Market or listing on a national securities exchange; and

    - such shares will be issued out of our authorized but unissued common stock and, upon issuance, will be duly and validly issued and fully paid and non-assessable and free of any preemptive rights.

    A repurchase event will be considered to have occurred if:

    (1) our common stock or other common stock into which the notes are convertible is neither listed for trading on a United States national securities exchange nor approved for trading on an established automated over-the-counter trading market in the United States, or

    (2) one of the following "change in control" events occurs:

       - any person or group is or becomes the beneficial owner of more than 50% of the voting power of our outstanding securities entitled to generally vote for directors;

       - our stockholders approve any plan or proposal for our liquidation, dissolution or winding up;

       - we consolidate with or merge into any other person or any other person merges into Alexion and, as a result, our outstanding common stock is changed or exchanged for other assets or securities unless our stockholders immediately before the transaction own, directly or indirectly, immediately following the transaction more than 50% of the combined voting power of the person resulting from the transaction in substantially the same proportion as their ownership of our voting stock immediately before the transaction;

       - we convey, transfer or lease all or substantially all of our assets to any person other than our subsidiaries; or

       - the continuing directors do not constitute a majority of our board of directors at any time.

    However, a change in control will not be deemed to have occurred if:

    - the last sale price of our common stock for any five trading days during the 10 trading days immediately before the change in control is equal to at least 105% of the conversion price, or

    - all of the consideration, excluding cash payments for fractional shares in the transaction constituting the change in control, consists of common stock traded on a United States national securities exchange or quoted on the Nasdaq National Market, and as a result of the transaction the notes become convertible solely into that common stock.

    The term "continuing director" means at any date a member of our board of directors:

    - who is a member of our board of directors on the date hereof; or

    - who was nominated or elected by at least a majority of the directors who were continuing directors at the time of the nomination or election or whose election to our board of directors was recommended by at least a majority of the directors who were continuing directors at the time of the nomination or election or by a nominating committee approved by our continuing directors.

    Under the above definition of continuing director, if the current board of directors approved a new director or directors and then resigned, no change in control would occur.


    We will be required to mail registered holders of our notes a notice within 15 days after the occurrence of a repurchase event. The notice must describe, among other things, the repurchase event, their right to elect repurchase of the notes and the repurchase date. We must deliver a copy of the notice to the trustee and cause a copy, or a summary of the notice, to be published in a newspaper of general circulation in New York, New York. Registered holders of our notes may exercise their repurchase rights by delivering written notice to us and the trustee. The notice must be accompanied by the notes duly endorsed for transfer to Alexion. Registered holders of our notes must deliver the exercise notice on or before the close of business on the thirty-fifth calendar day after the repurchase notice is delivered.


    The interpretation of the phrase "all or substantially all" used in the definition of change in control would likely depend on the facts and circumstances existing at such time. As a result, there may be uncertainty as to whether or not a sale or transfer of "all or substantially all" assets has occurred.

    We may not have sufficient cash funds to repurchase the notes upon a repurchase event. We may elect, subject to certain conditions, to pay the repurchase price in common stock. Although there are currently no restrictions on our ability to pay the purchase price, future debt agreements may prohibit us from repaying the repurchase price in either cash or common stock. If we are prohibited from repurchasing the notes, we could seek consent from our lenders to repurchase the notes. If we are unable to obtain their consent, we could attempt to refinance the notes. If we were unable to obtain a consent or refinance, we would be prohibited from repurchasing the notes. If we were unable to repurchase the notes upon a repurchase event, it would result in an event of default under the indenture. An event of default under the indenture could result in a further event of default under our other then-existing debt. In addition, the occurrence of the repurchase event may be an event of default under our other debt. As a result, we would be prohibited from paying amounts due on the notes under the subordination provisions of the indenture.

    The change in control feature may not necessarily afford registered holders of our notes protection in the event of a highly leveraged transaction, a change in control or similar transactions involving Alexion. We could, in the future, enter into transactions, including recapitalizations, that would not constitute a change in control but that would increase the amount of our senior indebtedness or other debt. We are not prohibited from incurring senior indebtedness or debt under the indenture. If we incur significant amounts of additional debt, this could have an adverse effect on our ability to make payments on the notes. In addition, our management could undertake leveraged transactions that could constitute a change in control. The board of directors does not have the right under the indenture to limit or waive the repurchase right in the event of these types of leveraged transaction.


    The requirement to repurchase notes upon a repurchase event could delay, defer or prevent a change of control. As a result, the repurchase right may discourage:

    - a merger, consolidation or tender offer;

    - the assumption of control by a holder of a large block of our shares; and

    - the removal of incumbent management.

    The repurchase feature was a result of negotiations between Alexion and the selling securityholders. The repurchase feature is not the result of any specific effort to accumulate shares of common stock or to obtain control of Alexion by means of a merger, tender offer or solicitation, or part of a plan by Alexion to adopt a series of anti-takeover provisions. We have no present intention to engage in a transaction involving a change of control, although it is possible that it would decide to do so in the future.

    The Securities Exchange Act of 1934 and the rules thereunder require the distribution of specific types of information to security holders in the event of issuer tender offers. These rules may apply in the event of a repurchase. We will comply with these rules to the extent applicable.

SUBORDINATION OF THE NOTES

    The indebtedness evidenced by the notes is subordinated to the extent provided in the indenture to the prior payment in full in cash or other payment satisfactory to holders of existing and future senior indebtedness of all senior indebtedness. Upon any distribution of our assets, upon any dissolution, winding up, liquidation or reorganization, payments on the notes will be subordinated in right of payment to the prior payment of senior indebtedness in full in cash or other payment satisfactory to holders of senior indebtedness.

    In the event of any acceleration of the notes because of an event of default, holders of any senior indebtedness would be entitled to payment in full in cash or other payment satisfactory to holders of senior indebtedness of all senior indebtedness before the holders of the notes are entitled to receive any payment or distribution.

    We are required to promptly notify holders of designated senior indebtedness if payment of the notes is accelerated because of an event of default.

    As a result of these subordination provisions, in the event of our bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of the notes may receive less, ratably, than our other creditors.

    We also may not make payment on the notes if:

    - a default in the payment of senior indebtedness occurs and is continuing beyond any grace period,

    - any other default occurs and is continuing with respect to designated senior indebtedness that permits holders or their representatives of designated senior indebtedness to accelerate its maturity, and the trustee receives a payment blockage notice from us or some other person permitted to give the notice under the indenture, or

    - any judicial proceeding shall be pending with respect to any payment default or non-payment default.

    We may and shall resume payments on the notes:

    - in case of a payment default, the date on which the default is cured or waived or ceases to exist, and

    - in case of a nonpayment default, the earlier of the date on which the default is cured or waived or ceases to exist or 179 days after the receipt of the payment blockage notice.

    Any number of additional payment blockage periods may be commenced during an existing payment blockage period; PROVIDED, HOWEVER, that no such additional payment blockage period shall extend beyond the initial payment blockage period. Notwithstanding anything in the subordination provisions of the indenture or the notes to the contrary, (x) in no event will a payment blockage period extend beyond 179 days from the date of the payment blockage notice in respect thereof was given and (y) there shall be a period of at least 181 consecutive days in each 360-day period when no payment blockage period is in effect. No nonpayment default that existed or was continuing on the date of delivery of any payment blockage notice to the trustee shall be the basis for a subsequent payment blockage notice.

    The subordination provisions will not prevent the occurrence of any event of default under the notes.

    If the trustee, any paying agent or any holder receives any payment or distribution of assets in contravention of these subordination provisions before all senior indebtedness is paid in full in cash or other payment satisfactory to holders of senior indebtedness, then such payment or distribution will be held in trust for the holders of senior indebtedness to the extent necessary to make payment in full in cash or payment satisfactory to the holders of senior indebtedness of all unpaid senior indebtedness.

    A holder of notes by its acceptance of notes agrees to be bound by the subordination provisions in the indenture and authorizes and expressly directs the trustee, on its behalf, to take such action as may be necessary or appropriate to effectuate the subordination provided for in the indenture and appoints the trustee its attorney-in-fact for this purpose.

DEFINITIONS

    "DESIGNATED SENIOR INDEBTEDNESS" means any senior indebtedness that expressly provides that it is "designated senior indebtedness."

    "INDEBTEDNESS" with respect to any person means:

    (1) all obligations

       - for borrowed money,

       - evidenced by a note, debenture, bond or written instrument,

       - in respect of leases required, in conformity with generally accepted accounting principles, to be accounted for as capitalized lease obligations on the balance sheet,

       - all obligations and other liabilities under any lease or related document in connection with the lease of real property which provides that such person is contractually obligated to purchase or cause a third party to purchase the leased property and as a result guarantee a minimum residual value of the leased property to the lessor and the obligations of such person under such lease or related document to purchase or to cause a third party to purchase such leased property, or

       - in respect of letters of credit, local guarantees or bankers' acceptances;

    (2) all obligation of others of the type described in clause (1) above or clause (3), (4) or (5) below assumed by or guaranteed or in effect guaranteed by such person;

    (3) all obligations secured by a mortgage, pledge or similar arrangement encumbering property or assets;

    (4) all obligations under interest rate and currency swap agreements, cap, floor and collar agreements, spot and forward contracts and similar agreements and arrangements; and

    (5) all obligations under deferrals or renewals of (1) through (4) above.

    "SENIOR INDEBTEDNESS" means the principal, premium, if any, and interest, including bankruptcy interest and fees, and rent payable on all our indebtedness, whether outstanding on the date of the indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by us, including all renewals or extensions.

    However, senior indebtedness shall not include:

    - indebtedness evidenced by the notes,

    - indebtedness to any of our subsidiaries, except if it is pledged as security for any senior indebtedness,

    - our accounts payable to trade creditors arising in the ordinary course of business, and

    - any indebtedness that expressly provides that it shall not be senior in right of payment to, or on the same basis with, or is subordinated or junior to, the notes.


    As of June 30, 2000, we had approximately $4.5 million of indebtedness outstanding that would have constituted senior indebtedness. The indenture will not limit the amount of additional indebtedness, including senior indebtedness, which we can create, incur, assume or guarantee, nor will the indenture limit the amount of indebtedness or other liabilities that any subsidiary can create, incur, assume or guarantee. We are obligated to pay compensation to the trustee and to indemnify the trustee against certain losses, liabilities or expenses incurred by it in connection with its duties relating to the notes. The trustee's claims for such payments will generally be senior to those of the holders of the notes in respect to all funds collected and held by the trustee.


SATISFACTION AND DISCHARGE

    We may be discharged from our obligations on the notes if they mature within six months or will be redeemed within one year and we deposit with the trustee enough cash and/or U.S. government obligations to pay all the principal, premium, if any, and interest due to the stated maturity date or redemption date of the notes.

DEFEASANCE

    The indenture also contains a provision that permits us to elect:

    - to be discharged from all of our obligations, subject to limited exceptions, with respect to the notes then outstanding; and/or

    - to be released from our obligations under the covenants relating to the required offer to repurchase upon a repurchase event, maintenance of our corporate existence and reports to holders.

    To make either of the above elections, we must deposit in trust with the trustee enough money to pay in full the principal, premium, if any, and interest on the notes. This amount may be made in cash and/or U.S. government obligations. As a condition to either of the above elections, we must deliver to the trustee an opinion of counsel that the holders of the notes will not recognize income, gain or loss for Federal income tax purposes as a result of the action. If we elect to be discharged from all of our obligations as outlined above in the first bullet point in this section, the holders of the notes will not be entitled to the benefits of the indenture, except for registration of transfer and exchange of notes and replacement of lost, stolen or mutilated notes.

EXCHANGE AND TRANSFER

    Notes may be transferred or exchanged at the office of the security registrar or at the office of any transfer agent designated by us. We will not impose a service charge for any transfer or exchange, but we may require holders to pay any tax or other governmental charges associated with any transfer or exchange. In the event of any potential redemption of the notes, we will not be required to:

    - issue, authenticate or register the transfer of or exchange any note during a period beginning at the opening of business 15 days before the mailing of a notice of redemption and ending at the close of business on the day of the mailing, or

    - register the transfer of or exchange any note selected for redemption, in whole or in part, except the unredeemed portion of notes being redeemed in part.

    We have initially appointed the trustee as the security registrar and transfer agent. We may designate additional transfer agents or change transfer agents or change the office of the transfer agent. However, we will be required to maintain a transfer agent in the place of payment for the notes.

CONSOLIDATION, MERGER AND SALE OF ASSETS

    We may not consolidate with or merge into any other person, in a transaction in which we are not the surviving corporation, or convey, transfer or lease our properties and assets substantially as an entirety to, any person, unless:

    - the successor, if any, is a U.S. corporation, limited liability company, partnership, trust or other business entity,

    - the successor assumes our obligations under the notes, the indenture and the registration rights agreement,

    - immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing, and

    - certain other conditions are met.

EVENTS OF DEFAULT

    The indenture defines an event of default with respect to the notes as one or more of the following events:

    (1) our failure to pay principal of or any premium on the notes when due,

    (2) our failure to pay any interest on the notes for 30 days when due,

    (3) our failure to perform any other covenant in the indenture continued for 90 days after being given the notice required in the indenture, and

    (4) our bankruptcy, insolvency or reorganization.

    If an event of default, other than an event of default described in clause
(4) above, occurs and continues, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes may declare the principal amount including any accrued and unpaid interest on the notes to be due and payable immediately. If an event of default described in clause
(4) above occurs, the principal amount of all the notes will automatically become immediately due and payable. Any payment by us on the notes following any acceleration will be subject to the subordination provisions described above under "-Subordination of the Notes."

    After acceleration but before a judgment or decree of the money due in respect of the notes has been obtained, the holders of a majority in aggregate principal amount of the outstanding notes may rescind such acceleration and its consequences if all events of default, other than the non-payment of accelerated principal, or other specified amount, have been cured or waived.

    Other than the duty to act with the required care during an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request of the holders unless the holders offer the trustee reasonable indemnity. Generally, the holders of a majority in aggregate principal amount of the notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

    A holder will have the right to begin a proceeding under the indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the indenture only if:

    (1) the holder gives to the trustee written notice of a continuing event of default,

    (2) holders of at least 25% in aggregate principal amount of notes then outstanding made a written request to the trustee to pursue the remedy,

    (3) such holder or holders offer to the trustee indemnity satisfactory to the trustee against any loss, liability or expense,

    (4) the trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity, and

    (5) during such 60-day period the holders of a majority in aggregate principal amount of the notes then outstanding do not give the trustee a direction inconsistent with the request.

    Holders may, however, sue to enforce the payment of principal, premium or interest on or after the due date or their right to convert without following the procedures listed in (1) through (4) above.

    We will furnish the trustee an annual statement by our officers as to whether or not we are in default in the performance of the indenture and, if so, specifying all known defaults.

MODIFICATION AND WAIVER

    We and the trustee may make modifications and amendments to the indenture with the consent of the holders of a majority in aggregate principal amount of the outstanding notes affected by the modification or amendment. However, neither we nor the trustee may make any modification or amendment without the consent of the holder of each outstanding note affected by the modification or amendment if such modification or amendment would:

    - change the stated maturity of the notes,

    - reduce the principal, premium, if any, or interest on the notes,

    - change the place of payment from New York, New York or the currency in which the notes are payable,

    - waive a default in payment of the principal of or interest on any note,

    - impair the right to sue for any payment after the stated maturity or redemption date,

    - modify the subordination provisions in a materially adverse manner to the holders,

    - adversely affect the right to convert the notes, or

    - change the provisions in the indenture that relate to modifying or amending the indenture.

NOTICES

    Notices to holders will be given by mail to the addresses of the holders in the security register.

GOVERNING LAW

    The indenture and the notes will be governed by, and construed under, the law of the State of New York, without regard to conflicts of laws principles.

REGARDING THE TRUSTEE

    The indenture limits the right of the trustee, should it become a creditor of Alexion, to obtain payment of claims or secure its claims. The trustee is permitted to engage in certain other transactions. However, if the trustee acquires any conflicting interest, and there is a default under the notes, the trustee must eliminate the conflict or resign.

REGISTRATION RIGHTS

    The following summary of the registration rights provided in the registration rights agreement is not complete. You should refer to the registration rights agreement for a full description of the registration rights that apply to the notes and common stock into which the notes are convertible.


    Pursuant to a registration rights agreement dated March 8, 2000 between Alexion and the initial purchasers of the notes, we filed a shelf registration statement, of which this prospectus is a part, with the Securities and Exchange Commission to register resales of the notes and the shares of common stock into which the notes are convertible (referred to as registrable securities). We will use our reasonable best efforts to have this shelf registration statement declared effective as soon as practicable and, in any event, by September 4, 2000, and to keep it effective until the earliest of (1) March 8, 2002, (2) the date when all registrable securities shall have been registered under the Securities Act of 1933 and disposed of, and (3) the date on which all registrable securities are eligible to be sold to the public pursuant to Rule 144(k) under the Securities Act of 1933 (such shortest time period referred to as the effectiveness period). A holder of registrable securities that sells registrable securities pursuant to the shelf registration statement generally will be required to provide information about itself and the specifics of the sale, be named as a selling security holder in the related prospectus and deliver a prospectus to purchasers, be subject to relevant civil liability provisions under the Securities Act of 1933 in connection with such sales and be bound by the provisions of the registration rights agreement which are applicable to such holder (including certain indemnification obligations).


    If we fail to comply with the above provisions of the registration rights agreement, liquidated damages will become payable in respect of the registrable securities as follows:


    (1) if the shelf registration statement is not declared effective by the SEC on or prior to September 4, 2000, then commencing on day after such date, liquidated damages shall accrue on the registrable securities at a rate of 0.50% per annum on the amount of registrable securities for the first 90 days immediately following, such liquidated damages increasing by an additional 0.50% per annum at the beginning of each subsequent 90-day period; and

    (2) if the shelf registration statement has been declared effective and the shelf registration ceases to be effective at any time during the effectiveness period (other than for permitted suspension, as described below), then liquidated damages shall accrue on the registrable securities at a rate of 0.50% per annum on the amount of registrable securities for the first 90 days commencing on the day the shelf registration ceases to be effective, such liquidated damages increasing by an additional 0.50% per annum at the beginning of each such subsequent 90-day period;

PROVIDED, HOWEVER, that liquidated damages on the registrable securities may not accrue under more than one of the foregoing clauses (1) or (2) at any one time and at no time shall the aggregate amount of liquidated damages accruing exceed in the aggregate 1.0% per annum of the amount of registrable securities; PROVIDED, FURTHER, HOWEVER, that (a) upon the effectiveness of the shelf registration as required hereunder (in the case of clause (1) above), or (b) upon the effectiveness of a shelf registration which had ceased to remain effective (in the case of (2) above), liquidated damages on the registrable securities as a result of such clause (or the relevant subclause thereof), as the case may be, shall cease to accrue. It is understood and agreed that, notwithstanding any provision to the contrary, so long as any registrable security is then covered by an effective shelf registration statement, no liquidated damages shall accrue on such registrable security.

    "AMOUNT OF REGISTRABLE SECURITIES" means (a) with respect to the notes, the aggregate principal amount of all such notes outstanding, (b) with respect to the shares of common stock into which the notes are convertible, the aggregate number of such shares of common stock outstanding multiplied by the conversion price (as defined in the indenture relating to the notes) or, if no notes are then outstanding, the last conversion price that was in effect under such indenture when any such notes were last outstanding, and (c) with respect to combinations thereof, the sum of (a) and (b) for the relevant registrable securities.

    We shall have the right to suspend the effectiveness of the shelf registration statement for up to 30 consecutive days in any 90 day period, and for up to a total of 60 days in any 365 day period, without being required to pay liquidated damages.

    Any amounts of liquidated damages due pursuant to clause (1), (2) or
(3) above will be payable in cash on the same dates as the original interest payment dates as the notes.

                       RATIO OF EARNINGS TO FIXED CHARGES

    Our deficiency in earnings to cover fixed charges for each of the periods indicated is as follows (in thousands):


       NINE MONTHS ENDED APRIL 30,                      YEAR ENDED JULY 31,
-----------------------------------------   --------------------------------------------
        2000                       1999       1999     1998     1997     1996     1995
---------------------            --------   -------- -------- -------- -------- --------
      $(15,174)                  $(2,265)   $(6,426) $(7,893) $(7,278) $(5,459) $(7,148)


    The ratio of earnings to fixed charges is computed by dividing (a) income before interest expense, income taxes and other fixed charges by (b) fixed charges including interest expense, amortization of debt issuance costs and the portion of rent expense which represents interest. For each of the periods indicated above, earnings were insufficient to cover fixed charges by the amounts noted above. The deficiency in earnings to cover fixed charges is computed by adding net loss to the portion of rent expense which represents interest for all periods presented.

                 UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

    The following is a summary of the material US federal income tax consequences relating to the purchase, ownership, and disposition of the notes and of common stock into which notes may be converted, but does not purport to be a complete analysis of all the potential tax consequences that may be material to an investor based on his or her particular tax situation (such as the alternative minimum tax provisions of the Code). This summary is based on the provisions of the Internal Revenue Code of 1986, as amended, or the Code, the applicable Treasury Regulations, promulgated or proposed thereunder, or Treasury Regulations, judicial authority and current administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis. This summary deals only with the initial beneficial owner of a note or common stock that will hold notes and common stock into which notes may be converted as "capital assets," within the meaning of Section 1221 of the Code, and does not address tax consequences applicable to US Holders that may be subject to special tax rules, such as financial institutions, tax-exempt organizations, expatriates, pension funds, insurance companies, dealers in securities or foreign currencies, persons that will hold notes as a position in a hedging transaction, "straddle," "conversion transaction" or other risk reduction transaction for tax purposes, persons who hold notes through a partnership or other pass through entity, or persons that have a "functional currency" other than the US dollar (except as disclosed below under "Non-US Holders"). This summary discusses the tax consequences applicable to the holders who purchase the notes at their "issue price" as defined in Section 1273 of the Code (i.e., the first price at which a substantial portion of the notes is sold to the public) and generally does not discuss the tax consequences applicable to subsequent purchasers of the notes. Alexion has not sought any ruling from the Internal Revenue Service, or IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions. Moreover, this discussion does not address the effect of any applicable state, local or foreign tax laws. INVESTORS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE US FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

    As used herein, the term "US Holder" means a holder of a note or common stock that is for US federal income tax purposes, (i) a citizen or resident of the US, (ii) a corporation created or organized in or under the laws of the US or any political subdivision thereof, (iii) an estate, the income of which is subject to US federal income taxation regardless of its source, or (iv) (a) a trust, the administration or which is subject to the primary supervision of a court within the US and which has one or more US persons with authority to control all substantial decisions, or (b) a trust in existence on August 20, 1996 and has elected to continue to be treated as a US trust. As used herein, the term "Non-US Holder" means a holder of a note or common stock that is not a US Holder.

US HOLDERS

    The following is a summary of the principal US federal income tax consequences resulting from the ownership and disposition of the notes and common stock by US Holders.

PAYMENT OF INTEREST

    Interest on a note generally will be includable in the income of a US Holder as ordinary income at the time such interest is received or accrued, in accordance with such US Holder's method of accounting for US federal income tax purposes.

SALE, EXCHANGE OR REDEMPTION OF THE NOTES

    Upon the sale, exchange or redemption of a note, a US Holder generally will realize and recognize capital gain or loss equal to the difference between the amount realized on the sale, exchange or redemption and the US Holder's tax basis in such note. For these purposes, the amount realized on the sale, exchange or redemption of the notes does not include any amount attributable to accrued but unpaid interest, which will be taxable as such unless previously taken into account. A US Holder's tax basis in a note generally will be the US dollar value of the purchase price of such note on the date of purchase. Gain or loss so recognized will generally be capital gain or loss and will be long-term capital gain or loss if, at the time of the sale, exchange or redemption, the note was held for more than one year.

    In regard to a note purchased with "market discount" (as defined below), a US Holder's tax basis in a note generally will equal the purchase price paid therefor, increased by market discount previously included in income by such US Holder and decreased by any amortized premium applied to reduce interest and any principal payments on the note. Upon the sale, exchange or retirement, including redemption, of a note, a US Holder of a note generally will recognize gain or loss equal to the difference between the amount of cash and the fair market value of other property received from the sale, exchange or retirement of the note (other than in respect of accrued and paid interest on the note) and the adjusted tax basis in the note. Such gain or loss generally will be capital gain or loss, except to the extent of any accrued market discount, which will be taxed as ordinary income. Amounts received attributable to accrued but unpaid interest will be treated as ordinary interest income.

CONSTRUCTIVE DIVIDENDS ON NOTES

    The conversion price of the notes is subject to adjustment under certain circumstances. Section 305 of the Code treats as a distribution taxable as a dividend (to the extent of the Company's current or accumulated earnings and profits) certain actual or constructive distributions of stock with respect to stock or convertible securities. Under Treasury regulations, an adjustment of conversion price may, under certain circumstances, be treated as a constructive dividend to the extent it increases the proportional interest of a US Holder of a note in our fully diluted common stock, whether or not the holder ever converts the notes into our common stock. Generally, a holder's tax basis in a note will be increased by the amount of any such constructive dividend. Similarly, a failure to adjust the conversion price of the notes to reflect a stock dividend or similar event could in some circumstances give rise to constructive dividend income to US Holders of common stock.

CONVERSION OF THE NOTES

    A US Holder generally will not recognize any income, gain or loss upon conversion of a note into common stock, except with respect to cash received in lieu of a fractional share of common stock, and except to the extent that the common stock issued upon conversion is treated as attributable to accrued interest on the note. A US Holder's tax basis in the common stock received on conversion of a note will be the same as such US Holder's adjusted tax basis in the note at the time of conversion reduced by any basis allocable to a fractional share. The holding period for the common stock received on conversion will generally include the holding period of the note converted. However, a holder's tax basis in shares of common stock attributable to accrued interest generally will equal the amount of such interest included in income and the holding period will begin on the day following the date of conversion.

    Cash received in lieu of a fractional share of common stock upon conversion will be treated as a payment in exchange for the fractional share of common stock. Accordingly, the receipt of cash in lieu of a fractional share of common stock generally will result in capital gain or loss (measured by the difference between the cash received for the fractional share and the US Holder's adjusted tax basis in the fractional share). The fair market value of the shares of common stock received which is attributable to accrued interest will be taxable as ordinary interest income.

    A US Holder of a note with market discount will not recognize income on the conversion of the note with respect to such market discount that has accrued but has not been taken into account. Market discount not recognized on such conversion will carry over to the common stock so acquired and will be recognized as ordinary income to the extent of gain recognized upon the disposition of such common stock, including any deemed disposition of fractional shares of common stock for cash at the time of conversion.

DIVIDENDS ON COMMON STOCK

    Generally, distributions will be treated as a dividend, subject to tax as ordinary income, to the extent of Alexion's current or accumulated earnings and profits as of the year of distribution, then as a tax-free return of capital to the extent of the US Holder's tax basis in the common stock and thereafter as gain from the sale of exchange of such stock.

    In general, a dividend distribution to a corporate US Holder may qualify for the 70% dividends received deduction if the US Holder owns less than 20% of the voting power and value of our stock (other than any non-voting, non-convertible, non-participating preferred stock). A corporate US Holder that owns 20% or more of the voting power and value of our stock (other than any nonvoting, non-convertible, non-participating preferred stock) generally will qualify for an 80% dividends received deduction.

SALE OF COMMON STOCK

    Upon the sale or exchange of common stock, a US Holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale or exchange and (ii) such US Holder's adjusted tax basis in the common stock. Such capital gain or loss will be long-term if the US Holder's holding period is more than one year and will be short-term if the holding period is equal to or less than one year. In the case of certain noncorporate taxpayers, including individuals, long-term capital gains are taxed at a maximum rate of 20% and short-term capital gains are taxed at a maximum rate of 39.6%. A US Holder's basis and holding period in common stock received upon conversion of a note are determined as discussed above under "Description of Notes--Conversion of the Notes." Corporate taxpayers are subject to a maximum regular tax rate of 35% on all capital gains and ordinary income.

MARKET DISCOUNT

    If a US Holder purchases a note for an amount that is less than its "stated redemption price at maturity" (which is the stated principal amount), the amount of the difference will be treated as "market discount" for federal income tax purposes unless such difference is less than a specified DE MINIMIS amount. Under the DE MINIMIS exception, a note is considered to have no market discount if the excess of the stated redemption price at maturity of the note over the US Holder's tax basis in such note immediately after its acquisition is less than 0.25% of the stated redemption price at maturity of the note multiplied by the number of complete years to the maturity date of the note after the acquisition date.

    Under the market discount rules, a US Holder of a note that does have market discount is required to treat any principal payment on, or any gain from the sale, exchange, retirement or other disposition of a note as ordinary income to the extent of the accrued market discount not previously included in income at the time of such payment or disposition. In addition, such a US Holder may be required to defer until maturity of the note or its earlier disposition in a taxable transaction the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such note.

    Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the note, unless the US Holder elects to accrue the market discount on a constant interest method. A US Holder of a note may elect to include market discount in income currently as it accrues (on either a ratable or constant interest method), in which case the rule described above regarding deferral of interest deductions will not apply. This election to include market discount in income currently, once made, applies to all market discount obligation acquired on or after the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service.

    In its fiscal year 2000 budget proposal, the Clinton Administration recently proposed altering the taxation of market discount. Under the proposal, subject to certain limitations, accrual basis US Holders would be required to include market discount in income as it accrues. The proposal would affect US Holders of debt instruments, such as the notes, acquired on or after the date of enactment.

BOND PREMIUM

    A US Holder who purchases a note for an amount in excess of its stated redemption price at maturity will be considered to have purchased the note with "amortizable bond premium" equal to the amount of such excess. A US Holder generally may elect to amortize the premium on the constant yield to maturity method. The amount amortized in any year under such method will be treated as a reduction of the US Holder's interest income from the note during such year and will reduce the US Holder's adjusted tax basis in the note by such amount. A US Holder of a note that does not make the election to amortize the premium will not reduce its tax basis in the note, and thus effectively will realize a smaller gain, or a larger loss, on a taxable disposition of the note than it would have realized had the election been made. The election to amortize the premium on a constant yield to maturity method, once made, applies to all debt obligations held or acquired by the electing US Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service.

NON-US HOLDERS

    The following discussions is a summary of the principal US federal income and estate tax consequences resulting from the ownership of the notes or common stock by Non-US Holders.

PAYMENT OF INTEREST

    Subject to the discussion below of backup withholding, interest paid on the notes to a Non-US Holder generally will not be subject to US federal income tax if:

    (1) such interest is not effectively connected with the conduct of a trade or business within the US by such Non-US Holder;

    (2) the Non-US Holder does not actually or constructively own 10% or more of the total voting power of all classes of our stock entitled to vote;

    (3) the Non-US Holder is not a controlled foreign corporation that is related to us through stock ownership (for this purpose, the holder of notes would be deemed to own constructively the common stock into which it could be converted);

    (4) the Non-US Holder, under penalty or perjury, certifies that the owner is not a US person and provides the owner's name and address; and

    (5) the Non-US Holder is not a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of its trade or business.

    If certain requirements are satisfied, the certification described in item 4 above may be provided by a securities clearing organization, a bank, or other financial institution that holds customers' securities in the ordinary course of its trade or business.

    Under Treasury Regulations, which generally are effective for payments made after December 31, 2000, subject to certain transition rules, the certification described in clause 4 above may also be provided by a qualified intermediary on behalf of one or more beneficial owners (or other intermediaries), provided that such intermediary has entered into a withholding agreement with the IRS and certain other conditions are met.

    A US Holder that is not exempt from tax under these rules will be subject to US federal income tax withholding at a rate of 30% on payments of interest, unless the interest is effectively connected with the conduct of a US trade or business of the holder or a lower treaty rate applies and, in either case, the Non-US Holder provides us with proper certification as to the holder's exemption from withholding. If the interest is effectively connected to the conduct of a US trade or business, it will be subject to the US federal income tax on net income that applies to US persons generally (and, with respect to corporate holders and under certain circumstances, the branch profits tax). Non-US Holders should consult applicable income tax treaties, which may provide different rules.

CONVERSION OF THE NOTES

    A Non-US Holder generally will not be subject to US federal income tax on the conversion of a note into shares of common stock. To the extent a Non-US Holder receives cash in lieu of a fractional share on conversion, such cash may give rise to gain that would be subject to the rules described below with respect to the sale or exchange of a note or common stock.

DIVIDENDS

    Subject to the discussion below of backup withholding, dividends, if any, paid on the common stock to a Non-US Holder generally will be subject to a 30% US federal withholding tax, subject to reduction for Non-US Holders eligible for the benefits of certain income tax treaties. Dividends for this purpose may include stock distributions treated as deemed dividends as discussed in "US Holders-Constructive Dividends on Notes" above. Currently, for purposes of determining whether tax is to be withheld at the 30% rate or at a reduced treaty rate, we will ordinarily presume that dividends paid to an address in a foreign country are paid to a resident of such country absent knowledge that such presumption is not warranted. Under Treasury Regulations effective for payments after December 31, 2000, holders will be required to satisfy certain certification requirements to claim treaty benefits.

    Except to the extent otherwise provided under an applicable tax treaty, a Non-US Holder generally will be taxed in the same manner as a US Holder on dividends paid (or deemed paid) that are effectively connected with the conduct of a trade or business in the US by the Non-US Holder. If such Non-US Holder is a foreign corporation, it may also be subject to a US branch profits tax on such effectively connected income at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

GAIN ON DISPOSITION OF THE NOTES AND COMMON STOCK

    A Non-US Holder generally will not be subject to US federal income tax on gain realized on the sale, exchange or redemption of a note including any gain representing accrued market discount, or the sale or exchange of common stock, unless:

    (i) in the case of an individual Non-US Holder, such holder is present in the US for 183 days or more in the year of such sale, exchange or redemption and certain other requirements are met;

    (ii) the Non-US Holder is subject to tax pursuant to the provisions of US tax law applicable to certain US expatriates; or

   (iii) the gain is effectively connected with the conduct of a US trade or business of the Non-US Holder.

US FEDERAL ESTATE TAX

    A note held by an individual who at the time of death is not a citizen or resident of the US (as specially defined for US federal estate tax purposes) will not be subject to US federal estate tax if the individual did not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Alexion and, at the time of the individual's death, payments with respect to such note would not have been effectively connected with the conduct by such individual of a trade or business in the US. Common stock held by an individual who at the time of death is not a citizen or resident of the US (as specially defined for US federal estate tax purposes) will be included in such individual's estate for US federal estate tax purposes, and the rate of tax applies thereto may be reduced or eliminated if an applicable estate tax treaty otherwise applies.

BACKUP WITHHOLDING AND INFORMATION REPORTING

US HOLDERS

    A US Holder of notes or common stock may be subject to "backup withholding" at a rate of 31% with respect to certain "reportable payments," including interest payments, dividend payments and, under certain circumstances, principal payments on the notes. These backup withholding rules apply if the US Holder, among other things, (i) fails to furnish a social security number or other taxpayer identification number ("TIN") certified under penalties of perjury within a reasonable time after the request therefor, (ii) furnishes an incorrect TIN, (iii) fails to report properly interest or dividends or (iv) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN furnished is the correct number and that such US Holder is not subject to backup withholding. A US Holder who does not provide Alexion with its correct TIN may also be subject to penalties imposed by the IRS. Any amount withheld from a payment to a holder under the backup withholding rules is creditable against the US Holder's federal income tax liability. Backup withholding will not apply, however, with respect to payments made to certain US Holders, including corporations and tax-exempt organizations, provided their exemption from backup withholdings is properly established. We will report to US Holders of notes and common stock and to the IRS the amount of any "reportable payments" for each calendar year and the amount of tax withheld, if any, with respect to such payments.

NON-US HOLDERS

    We must report annually to the IRS and to each Non-US Holder the amount of any dividends paid to, and tax withheld with respect to, such holder, regardless of whether any tax was actually withheld on such payments.

    Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-US Holder resides.

    Under current Treasury Regulations, backup withholding and information reporting will not apply to payments of interest or principal of the notes by us or our agent to a Non-US Holder if the Non-US Holder certifies as to its Non-US Holder status under penalties of perjury or otherwise establishes an exemption (provided that neither we nor our agent has actual knowledge that the holder is a US person or that the conditions of any other exemptions are not in fact satisfied). The payment of the proceeds on the disposition of notes or share of common stock to or through the US office of a US or foreign broker will be subject to information reporting and backup withholding unless the owner provides the certification described above or otherwise establishes an exemption. The proceeds of the disposition by a Non-US Holder of notes or shares of common stock to or through a foreign office of a broker generally will not be subject to backup withholding or information reporting. However, if such broker is a US person, a controlled foreign corporation for US tax purposes, or a foreign person, 50% or more of whose gross income from all sources for certain periods is from activities that are effectively connected with a US trade or business, information reporting requirements, but not backup withholding, will apply unless such broker has documentary evidence in its files of the holder's Non-US status and has no actual knowledge to the contrary or unless the Non-US Holder otherwise establishes an exemption.

    New Treasury Regulations, which we refer to as the New Regulations, would modify the application of information reporting requirements and the backup withholding tax requirements applicable to Non-US Holders for reportable payments made after December 31, 2000. In general, the New Regulations do not significantly alter the current substantive withholding and information reporting requirements but unify current certification procedures and forms and clarify reliance standards. Under the New Regulations, special rules apply which permit the shifting of primary responsibility for withholding to certain financial intermediaries acting on behalf of beneficial owners. A Non-US Holder of a note or common stock that is received upon the conversion of a note should consult with its tax advisor regarding the application of the backup withholding rule to its particular situation, the availability of an exemption therefrom, the procedure for obtaining such an exemption, if available, and the impact of the New Regulations on payments made with respect to the notes or shares of common stock received upon the conversion of the notes after December 31, 2000.

                              PLAN OF DISTRIBUTION


    The notes and the underlying common stock are being registered to permit public secondary trading of the notes and the underlying common stock by the holders thereof from time to time after the date of this prospectus. We have agreed, among other things, to bear all expenses, including the reasonable fees and disbursements of one counsel for the noteholders, other than underwriting discounts, selling commissions and fees and expenses of other advisors to holders of the notes and the underlying common stock, in connection with the registration and sale of the notes and the underlying common stock covered by this prospectus.


    We will not receive any of the proceeds from the offering of notes and the shares of common stock issuable upon conversion thereof by the selling securityholders. We have been advised by the selling securityholders that the selling securityholders (and their donees and pledgees) may sell all or a portion of the notes and shares of common stock beneficially owned by them and offered hereby from time to time on any exchange on which the securities are listed on terms to be determined at the times of such sales. The selling securityholders may also make private sales directly or through a broker or brokers. Alternatively, any of the selling securityholders may from time to time offer the notes or shares of common stock beneficially owned by them through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, commissions or concessions from the selling securityholders and the purchasers of the notes or shares of common stock for whom they may act as agent. The aggregate proceeds to the selling securityholders from the sale of the notes or shares of common stock offered by them hereby will be the purchase price of such notes or shares of common stock less discounts and commissions, if any.


    Our outstanding common stock is listed for trading on the Nasdaq National Market. We do not intend to list the notes for trading on any national securities exchange or on the Nasdaq National Market. We cannot assure you that a trading market for the notes will develop. If a trading market for the notes fails to develop, the trading price of the notes may decline.


    The notes and the shares of common stock may be sold from time to time in one or more transactions at fixed offering prices, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the holders of such securities or by agreement between such holders and underwriters or dealers who may receive fees or commissions in connection therewith.


    In order to comply with the securities laws of certain states, if applicable, the notes and shares of common stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the notes and shares of common stock may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.



    The notes were originally sold by us to the initial purchasers in March 2000 in a private placement. We agreed to indemnify and hold the initial purchasers harmless against certain liabilities under the Securities Act that could arise in connection with the sale of the notes by the initial purchasers. The Registration Rights Agreement provides for us and the initial purchasers or selling securityholders to indemnify each other against certain liabilities arising under the Securities Act.


    The selling securityholders and any broker-dealers, agents or underwriters that participate with the selling securityholders in the distribution of the notes or shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any commissions received by such broker-dealers, agents or underwriters and any profit on the resale of the notes or shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

                                 LEGAL MATTERS


    Fulbright & Jaworski L.L.P., New York, New York, will pass upon the validity of the securities offered hereby and some other legal matters on behalf of Alexion.


                                    EXPERTS

    The audited consolidated financial statements, incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as stated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information filed by us at the Commission's public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048, and 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be also obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and its public reference rooms in New York, New York and Chicago, Illinois, at prescribed rates. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Copies of such information may also be inspected at the reading room of the library of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006. Our filings with the Commission are also available to the public from commercial document retrieval services and at the Commission's web site at "http:// www.sec.gov."

    We "incorporate by reference" the information we file with the Commission (File No. 0-27756), which means that we can disclose important information to you by referring you to another document we filed with the Commission. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any filings made with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus but before the end of any offering made under this prospectus:

    - our proxy statement, filed on January 10, 2000;

    - our current reports on Form 8-K, filed on December 3, 1999, January 18, 2000 and February 25, 2000;


    - our quarterly report on Form 10-Q for the quarterly periods ended October 31, 1999, January 31, 2000 and April 30, 2000; filed on December 13, 1999, March 15, 2000 and June 13, 2000, respectively;



    - our annual report on Form 10-K for the fiscal year ended July 31, 1999, as amended on Form 10-K/A, filed on November 29, 1999;


    - our registration statement on Form 8-A, filed on February 21, 1997; and

    - our registration statement on Form 8-A, filed on February 12, 1996.

    You should read the information relating to us in this prospectus together with the information in the documents incorporated by reference.

    Any statement contained in a document incorporated by reference herein, unless otherwise indicated therein, speaks as of the date of the document. Statements contained in this prospectus may modify or replace statements contained in the documents incorporated by reference.

    We will furnish without charge to you, upon written or oral request, a copy of any or all of the documents described above, except for exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents. Requests should be addressed to: Alexion Pharmaceuticals, Inc., 25 Science Park, New Haven, Connecticut 06511, (203) 776-1790, Attention:
David W. Keiser, Executive Vice President and Chief Operating Officer.

                         ALEXION PHARMACEUTICALS, INC.
          $120,000,000 5 3/4% CONVERTIBLE SUBORDINATED NOTES DUE 2007
                         1,127,555 SHARES COMMON STOCK

                                     [LOGO]

                             ---------------------

                                   PROSPECTUS

                             ---------------------


                                 July   , 2000

                                    PART II

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth Alexion Pharmaceuticals, Inc. (the "Company") estimates (other than the SEC registration fee) of the expenses in connection with the issuance and distribution of the shares of common stock being registered. None of the following expenses are being paid by the selling stockholders.

SEC registration fee........................................  $ 31,680
Legal fees and expenses.....................................  $121,500
Accounting fees and expenses................................  $ 49,400
Miscellaneous expenses......................................  $108,420
                                                              --------
    Total:..................................................  $311,000
                                                              ========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the Delaware General Corporation Law (the "DGCL") empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation may, in advance of the final disposition of any civil, criminal, administrative or investigative action, suit or proceeding, pay the expenses (including attorneys' fees) incurred by any officer, director, employee or agent in defending such action, provided that the director or officer undertakes to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation. A corporation may indemnify such person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

    A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses (including attorneys fees) which he actually and reasonably incurred in connection therewith. The indemnification provided is not deemed to be exclusive of any other rights to which an officer or director may be entitled under any corporation's by-law, agreement, vote or otherwise.

    In accordance with Section 145 of the DGCL, Section EIGHTH of the Company's Certificate of Incorporation, as amended (the "Certificate") provides that the Company shall indemnify each person who is or was a director, officer, employee or agent of the Company (including the heirs, executors, administrators or estate of such person) or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the fullest extent permitted. The indemnification provided by the Certificate shall not be deemed exclusive of any other rights to which any of those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. Expenses (including attorneys' fees) incurred in defending a civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the indemnified person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company. Section NINTH of the Certificate provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) Exhibits.


    4.1   Indenture under which Notes were issued.*

    4.2   Forms of Note.*

    5.1   Opinion of Fulbright & Jaworski L.L.P. regarding legality.*

    10.1  Form of Agreement of Lease, between We Knotter, L.L.C. and
          Alexion Pharmaceuticals, Inc.*

    10.2  Registration Rights Agreement by and among Alexion
          Pharmaceuticals, Inc., J.P. Morgan Securities Inc., U.S.
          Bancorp Piper Jaffray Inc., Chase Securities Inc. and
          Warburg Dillon Read LLC.+

    23.1  Consent of Fulbright & Jaworski L.L.P. (included in Exhibit
          5.1).*

    23.2  Consent of Arthur Andersen LLP.+

    24.1  Power of Attorney (included on signature page).

    25.1  Statement of Eligibility of the Trustee on Form T-1.*


------------------------


* Incorporated by reference to the Registrant's Registration Statement on Form S-3 filed on May 10, 2000 with the Securities and Exchange Commission.


+  Filed herewith.

    (b) Financial Statement Schedules.

    None.

ITEM 17.  UNDERTAKINGS.

    (a) The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment of this registration statement;

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement of any material change to such information in the registration statement.

        Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

        (5) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
    Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

        (6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Haven and State of Connecticut on the 18(th) day of July, 2000.


                                                       ALEXION PHARMACEUTICALS, INC.

                                                       By:  /s/ LEONARD BELL
                                                            -----------------------------------------
                                                            Leonard Bell, M.D.
                                                            President, Chief Executive Officer,
                                                            SECRETARY AND TREASURER

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints LEONARD BELL, M.D. and DAVID W. KEISER, or either of them, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


*By:               /s/ LEONARD BELL               President, Chief Executive Officer,
          ---------------------------------         Secretary, Treasurer and Director    July 18,
                  Leonard Bell, M.D.                (principal executive officer)          2000

                          *                       Executive Vice President and Chief
          ---------------------------------         Operating Officer (principal         July 18,
                   David W. Keiser                  financial officer)                     2000

                          *                       Vice President of Finance and
          ---------------------------------         Administration (principal            July 18,
                    Barry P. Luke                   accounting officer)                    2000

                          *
          ---------------------------------       Chairman of the Board of Directors     July 18,
                 John H. Fried, Ph.D.                                                      2000

                          *
          ---------------------------------       Director                               July 18,
                   Jerry T. Jackson                                                        2000

                          *
          ---------------------------------       Director                               July 18,
                   Max Link, Ph.D.                                                         2000

                          *
          ---------------------------------       Director                               July 18,
             Joseph A. Madri, Ph.D., M.D.                                                  2000

                          *
          ---------------------------------       Director                               July 18,
              Leonard Marks, Jr., Ph.D.                                                    2000

                          *
          ---------------------------------       Director                               July 18,
                   R. Douglas Norby                                                        2000

                          *
          ---------------------------------       Director                               July 18,
                   Alvin S. Parven                                                         2000

                                 EXHIBIT INDEX


       EXHIBIT
       NUMBER                                     EXHIBIT
---------------------   ------------------------------------------------------------
 4.1                    Indenture under which Notes were issued.*

 4.2                    Forms of Note.*

 5.1                    Opinion of Fulbright & Jaworski L.L.P. regarding legality.*

 10.1                   Form of Agreement of Lease, between We Knotter, L.L.C. and
                        Alexion Pharmaceuticals, Inc.*

 10.2                   Registration Rights Agreement by and among Alexion
                        Pharmaceuticals, Inc., J.P. Morgan Securities Inc., U.S.
                        Bancorp Piper Jaffray Inc., Chase Securities Inc. and
                        Warburg Dillon Read LLC.+

 23.1                   Consent of Fulbright & Jaworski L.L.P. (included in Exhibit
                        5.1).*

 23.2                   Consent of Arthur Andersen LLP.+

 24.1                   Power of Attorney (included on signature page).

 25.1                   Statement of Eligibility of the Trustee on Form T-1.*


------------------------


* Incorporated by reference to the Registrant's Registration Statement on Form S-3 filed on May 10, 2000 with the Securities and Exchange Commission.


+  Filed herewith.